UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To:	All Employees
From:	Mike Splinter
Subject:	2008 Proxy
Date:	February 13, 2008

In connection with our March 11, 2008 Annual Meeting of Stockholders, Applied’s Annual Report and Form 10-K for fiscal year 2007, and 2008 Proxy Statement are now available to you electronically. As in prior years, we have produced a “10-K wrap” – a shorter version of the Annual Report bound together with the Form 10-K into a single document. You may view and/or print these documents by visiting the company’s Web site.

I urge you to carefully read the 2008 Proxy Statement. This year we are asking our stockholders to elect 11 directors and to ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for FY ‘08.

If you own Applied stock (1) through the Applied Materials Employee Savings and Retirement Plan (the “401(k) plan”); (2) that were purchased through the ESPP and held with UBS Financial Services; or (3) as a registered holder, you will receive instructions by e-mail in the next few days on how to vote for each account in which you hold shares.

If you own Applied stock in a separate brokerage account and have consented to receive the proxy materials electronically, you will receive voting instructions by e-mail. If you own Applied stock in a separate brokerage account and have not consented to receive the proxy materials electronically, you will receive the proxy materials in the mail.

Please note that if you vote over the Internet, there may be nominal costs associated with electronic access, such as usage charges from telephone companies and Internet access providers.

Additional information about Applied’s practice of delivering proxy materials electronically, which helps conserve natural resources and reduces printing costs and postage fees, is available by clicking on the link below or by visiting Inside Applied online. If you prefer to receive hard copies of the Annual Report and Form 10-K for fiscal year 2007, or the 2008 Proxy Statement, please contact Noe Gil Ochoa in Investor Relations in Santa Clara at ext. 32714.

Electronic Proxy Q&A